Contact Information:
Bernard V. Buonanno, Jr., Chairman
401-274-9200


                                  PRESS RELEASE

                              OLD STONE CORPORATION

                                November 19, 2004


                            COURT AWARDS FULL AMOUNT
                         SOUGHT IN OLD STONE LITIGATION


          Providence, RI. Old Stone Corporation announced that it has been awarded the full $192.5 million it sought in damages arising out of the company's breach of contract claim against the federal government. Judge Robert
H. Hodges, Jr. of the U.S. Court of Federal Claims in Washington, DC today issued a decision in which he granted all of Old Stone's damages claims against the government.

         "We are thrilled with the Judge's decision", said Bernard V. Buonanno, Jr., Old Stone Chairman, "and we feel that the merits of our claim were understood and have been properly dealt with by the Judge". Old Stone President James V. Rosati stated: "We are glad that all of the many years of hard work by the Litigation Management Committee and our attorneys has been worthwhile in getting our message across. Nonetheless", Rosati cautioned, "the government has a right to appeal this decision to the Federal Circuit Court of Appeals, so our 12-year journey on behalf of Old Stone shareholders is not over yet".

         The trial on damages was held before Judge Hodges at the Court in Washington, DC on May 17th through June 8th of this year. Previously, on April 10, 2003, Judge Hodges had granted Old Stone's motion for summary judgment on liability, ruling that the government was liable to Old Stone. The damages trial dealt with the amount that Old Stone Corporation should receive because of the government's breach of certain agreements. The suit, which Old Stone filed in the Claims Court in September, 1992 alleges, among other things, breach of contract by the federal government in taking away benefits promised the Corporation arising out of its acquisition of Rhode Island Federal Savings & Loan of Providence, Rhode Island in 1984 and Citizens Federal Savings & Loan of Seattle, Washington in 1985. The breach took place, according to Judge Hodges' April 10, 2003 Order, upon passage of federal legislation known as FIRREA in August of 1989, at which time the government reneged on promised regulatory capital treatment for Old Stone and for dozens of other companies that had acquired troubled thrifts in the 1980's.

         In this case, Old Stone Corporation sought damages for the value of capital contributions it made to Old Stone Bank as required by the government. At trial, former Old Stone Directors and Officers James V. Rosati, Thomas F. Hogg and Winfield W. Major testified about the circumstances leading up to the contracts, the capital contributions made by the Corporation, and the actions Old Stone took to mitigate the damages caused by the government's breach. Also testifying on behalf of Old Stone were former subsidiary Presidents John Hayt and Henry Tremblay, as well as former federal regulators. The Corporation was represented by the Washington, DC law firm of Arnold & Porter.

         In his ruling, Judge Hodges stated: "Testimony and other evidence presented at trial established that plaintiff (Old Stone Corporation) is entitled to judgment on its claims." The separate claims of the FDIC against the government on behalf of the Old Stone Bank receivership were previously dismissed pursuant to a settlement agreement among the parties.

         According to rules governing this proceeding, interest will not accrue on this judgment at this point.

         Despite this important development for Old Stone and its shareholders, there is no guarantee that the case will be finalized in the near future, since the Government has the right to appeal this decision. Nor can the Corporation predict the eventual resolution of this case, including the amount, if any, of damages that it might ultimately recover, nor the effect on the value of its preferred or common shares.